Exhibit 99.1

Universal Appoints Tim Phillips as President and Chief Executive Officer

Warren, MI – January 13, 2020 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) announced today that its Board of Directors (the “Board”) appointed Tim Phillips as the Company’s new Chief Executive Officer, President, and member of the Board, effective January 10, 2020. Mr. Phillips began his career with Universal, a leading asset-light provider of customized transportation and logistics solutions, in 1989. He has over 30 years of experience in numerous leadership positions, including most recently serving as the Company’s Executive Vice President of Transportation. Mr. Phillips has also served as the President of Universal’s intermodal division since 2009. Mr. Phillips succeeds Jeff Rogers, who separated from service with the Company as Chief Executive Officer, President and a director effective January 10, 2020.

“I would like to express my gratitude to Jeff for his leadership and the contributions he has made to Universal’s success,” stated Matthew Moroun, Chairman of the Board. “Tim is a highly skilled veteran of the transportation industry. He possesses a keen attention to detail, and he has a proven record of growth and profit. The entire Board of Directors would like to congratulate Tim, and we look forward to his leadership.”

“I am honored to be appointed to lead Universal’s 12,000 associates and drivers across North America,” stated Mr. Phillips. “I would like to thank the Board of Directors for its confidence that I will continue transforming the Company into a world-class provider of transportation and logistics services.”

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, dedicated, intermodal, and value-added services.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, which identify prospective information. In some cases, forward-looking statements can be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. However, the absence of these words does not mean that the statements are not forward looking.  Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.